UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the registrant  [X]
Filed by a party other than the registrant  [_]

Check the appropriate box:
[_] Preliminary Proxy Statement.
[_] Confidential, for use of the Commission  only (as  permitted by Rule
    14a-6(e)(2)).
[X] Definitive Proxy Statement [_] Definitive additional materials.
[_] Soliciting material pursuant to Rule 14a-11 (c) or Rule 14a-12.

                      MAGNITUDE INFORMATION SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1. Title of each class of  securities  to which transaction applies:
      2. Aggregate number of securities to which transaction applies:
      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      4. Proposed maximum aggregate value of transaction:
      5. Total fee paid:

[_] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      1. Amount Previously Paid: _____________________________________
      2. Form, Schedule or Registration Statement No.: _______________
      3. Filing Party: _______________________________________________
      4. Date Filed: _________________________________________________

                      MAGNITUDE INFORMATION SYSTEMS, INC.
                               401 State Route 24
                           Chester, New Jersey 07930

              NOTICE OF ACTION OF SHAREHOLDERS BY WRITTEN CONSENT
                        IN LIEU OF SHAREHOLDER'S MEETING

To the Stockholders:

On behalf of the Board of Directors and management of Magnitude Information Systems, Inc. (the "Company"), we urge you to consider and act upon the following proposed amendment to the Company's Certificate of Incorporation, which the Board of Directors recommends that shareholders approve by Written Consent in lieu of a Shareholder's Meeting:

      1. Increase the number of shares of Common Stock that the Company is authorized to issue from 100,000,000 to 200,000,000 shares.

      Pursuant to the applicable provisions of the Delaware General Corporation Law and our Company's Certificate of Incorporation, as amended, the written consent of stockholders owning no less than the majority of the Company's outstanding shares of common stock are required in order to amend the Company's Certificate of Incorporation. Your Board of Directors has fixed May 14, 2004, as the record date for purposes of this solicitation. Therefore, only holders who owned Company common shares as of the close of business on May 14, 2004, are permitted to provide their Written Consent.

      The proposal to amend our Certificate of Incorporation and procedure to exercise your rights in connection with this solicitation is described in the accompanying Consent Solicitation Statement. It is requested that your written consent, using the accompanying Consent Card, be delivered to Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102 Frisco, Texas 75034,
Attention: Proxy Department, on or before July 10, 2004. An addressed return envelope is enclosed for this purpose, which requires no postage if mailed in the United States.

By Order of the Board of Directors
Joerg L. Klaube,
Secretary

Chester, New Jersey

                                 June 14, 2004

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

                      MAGNITUDE INFORMATION SYSTEMS, INC.
                               401 State Route 24
                           Chester, New Jersey 07930

                         CONSENT SOLICITATION STATEMENT
                                      FOR
                      THE SOLICITATION OF WRITTEN CONSENTS
                    FOR THE ADOPTION OF AN AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION

This Consent Solicitation Statement (the "Consent Statement") is furnished to the stockholders of MAGNITUDE INFORMATION SYSTEMS, INC., a Delaware corporation (the "Company"), by the Board of Directors in connection with the solicitation by the Company of the written consent of stockholders. The stockholders are being asked to provide their written consent for the adoption of an amendment (the "Amendment") to the Certificate of Incorporation of the Company. The Amendment would increase the number of shares of common stock, $.0001 par value (the "Common Stock"), which the Company has authority to issue from 100,000,000 to 200,000,000 shares. The text of the Amendment is attached hereto as Exhibit A.

The Company intends to distribute this Consent Statement and the accompanying Consent Card commencing on or about June 15, 2004 to the holders of record of the Common Stock as of the close of business on May 14, 2004. This date is referred to as the "record date." Written consents of stockholders representing a majority of the outstanding shares of Common Stock at the record date are required to approve the Amendment.

The principal executive offices of the Company are located at 401 State Route 24, Chester, New Jersey 07930, and the telephone number of the Company is (908) 879-2722.

PURPOSE AND APPROVAL OF AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

The Company's Certificate of Incorporation, as amended, currently authorizes the issuance of 100,000,000 shares of Common Stock. The Company's Board of Directors has unanimously adopted, subject to stockholder approval, an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 100,000,000 shares to 200,000,000 shares. As of May 14, 2004, the Company has 79,624,641 shares of issued and outstanding Common Stock, outstanding options to purchase 12,355,808 shares of Common Stock as well as 19,453,238 outstanding common stock purchase warrants and convertible preferred stock, convertible into 35,096,400 shares of Common Stock. Each share of the Company's Common Stock entitles the holder to one vote on each matter submitted to a vote of stockholders. There is no cumulative voting. The holders of the Company's Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. Holders of the Company's Common Stock have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions available to the Company's Common Stock.

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

The general purpose and effect of the amendment to the Company's Certificate of Incorporation is to authorize 100,000,000 additional shares of Common Stock. The Board of Directors has approved this amendment to provide additional common shares to accommodate outstanding options, warrants and convertible securities as well as to have the additional shares of Common Stock available for general corporate purposes, including acquisitions, equity financings, stock dividends or stock splits.

At the present time, your Board of Directors intends to utilize a portion of the new common shares to be authorized, approximately 20 million shares, to raise approximately $1,000,000 of equity financing in its current private placement for European investors. We are offering these common shares through our European placement agents. We have agreed to pay our placement agents a cash commission of 10% of the gross proceeds raised in our private placement. The private placement is offering Company units for the price of $.10 per unit, with each unit comprised of 1 common share and 1 common stock purchase warrant. Each warrant is exercisable at any time during the three year period following issuance at the exercise price of $.15. All of the shares and warrants offered and to be offered in our private placement will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from such registration requirements. We intend to utilize the investment funds received in this private placement for general corporate purposes. Apart from our intention to use and issue these approximate 20,000,000 shares in our private placement, the Board of Directors has no other current plan, arrangement or proposal to issue any additional shares of Common Stock. However, you should know that if the Board of Directors deems it to be in the best interests of the Company and the stockholders to issue additional shares of Common Stock in the future from authorized shares, the Board of Directors generally will not seek further authorization by vote of the Stockholders, unless such authorization is otherwise required by law or regulations.

OUR OUTSTANDING PREFERRED STOCK

Our Outstanding Series A, Series C and Series D Preferred Stock

We have issued an aggregate (1) 29,300 shares of Series A Preferred Stock, (2) 100,000 shares of Series C Preferred Stock and (3) 63,890 shares of Series D Preferred Stock, all of which are presently convertible into an aggregate 1,757,198 common shares.

Our Outstanding Series E Preferred Stock

In addition, we have issued, during the period November, 2003, through March 31, 2004, an aggregate 333,392.02 shares of our Series E Senior Convertible Preferred Stock (the "Series E Stock") and warrants to purchase 16,669,599 shares of common stock during 2003 and 2004 in the transactions listed below. In all of these transactions, we issued "units" comprised of 1 share of Series E Stock and 50 warrants. Each of these warrants, included in the list below, are exercisable during the two and one half-year period beginning 6 months after issuance at the exercise price of $.15. Currently, 294,632 of these Series E shares and the 14,731,600 warrants issued with these preferred shares are not yet convertible or exercisable: see, the section "TERMS OF THE SERIES E STOCK", below:

      1. Private Placement. Commencing in November, 2003 and terminating in February, 2004, we conducted a private placement and issued 287,827 units, comprised of 287,827 shares of its Series E Stock and 14,391,350 warrants, to 57 foreign-based and U.S. accredited investors at the subscription price of $6.00 per unit, raising gross proceeds of approximately $1,726,962 and out of which the Company paid aggregate finder's fees to its Swiss and U.S. placement agents of $86,396. Of this amount, we paid one of our Swiss placement agents, Premium Strategy Partners, $24,396 and our other Swiss placement agent, Mr. Ulrich Schuerch, a finder's fee of $13,200. As a result of his continuing investments in our securities, Mr. Ulrich Schuerch of Switzerland currently owns in excess of 5% of our outstanding common shares: see, the table under "SECURITY OWNERSHIP", below. We paid our U.S. placement agent, vFinance Investments of Florida, a finder's fee of $48,800.

      2. Debt Conversion. In November and December, 2003, we issued approximately 19,593 units, comprised of 19,593 shares of Series E Stock and 979,666 warrants, to two creditors of the Company in payment of an aggregate $117,560 in loans to the Company. One of these creditors, Steven L. Gray, is an outside director of the Company, and received 17,926.67 units, comprised of 17,926.67 shares of Series E Stock and 896,334 warrants, as payment for outstanding loans to the Company in the aggregate amount of $107,560. The 17,926.67 units paid to Mr. Gray, valued at the private placement unit price of $6.00 per unit, are approximately equivalent to the $107,560 in outstanding Company loans repaid.

      3. Stock Issued in Lieu of Salary. In January, 2004, we issued approximately 16,667 units, comprised of 16,667 shares of Series E Stock and 833,333 warrants, to Steven D. Rudnik, our President, Chief Executive Officer and a Director, in lieu of paying him $100,000 cash of his salary for fiscal year 2004. The 16,667 units paid to Mr. Rudnik, valued at the private placement unit price of $6.00 per unit, are approximately equivalent to the $100,000 in salary for which these units were issued; see, the table under the section "SECURITY OWNERSHIP", below.

      4. Stock Issued for Legal Services. In December, 2004, we issued 5,805 units, comprised of 5,805 shares of Series E Stock and 290,250 warrants, to Joseph J. Tomasek, an outside director and our general counsel, for providing legal services at a discount to the Company during fiscal years 2002 and 2003. The Company has valued and expensed the 5,805 units issued to Mr. Tomasek at $43,225, the fair value of these securities, in the Company's financial statements for the fiscal year ended December 31, 2003. Please see the table under the section "SECURITY OWNERSHIP", below.

      5. Stock Issued for Consulting Services. Beginning in January and continuing through March, 2004, we issued an aggregate 3,500 units, comprised of 3,500 shares of Series E Stock and 175,000 warrants, to a consultant for services rendered to the Company pursuant to the terms of a consulting agreement.

As of the date of this consent solicitation, we have outstanding 79,624,641 common shares, currently exercisable stock options to purchase 12,355,808 common shares, warrants to purchase 19,453,238 common shares of which 4,721,638 are also currently exercisable, and convertible preferred stock, presently convertible into 5,633,200 common shares. These outstanding securities require an authorized amount of 102,335,287 common shares.

As the remaining 294,632 shares of our outstanding Series E Stock become convertible and the 14,731,600 warrants issued with these shares become exercisable, we will need an additional 44,194,800 common shares authorized. Accordingly, if our shareholders approve the amendment to our Certificate of Incorporation to increase our authorized common shares from 100,000,000 to 200,000,000, we will immediately utilize an aggregate 46,530,087 common shares to cover our existing common share requirements: the 2,335,287 common shares required to cover our presently exercisable and convertible securities, and; 44,194,800 common shares to cover future conversions and exercises of the Series E Stock and the warrants issued with them.

Of the 100,000,000 additional common shares we wish to authorize by amendment, 46,530,087 will be used to cover conversions and exercises of our outstanding securities while approximately 20,000,000 of these newly authorized common shares will be used in our private placement, leaving a balance of 33,469,913 common shares available for future issuances.

TERMS OF OUR SERIES E STOCK

As stated above, we have 333,392.02 shares of Series E Stock currently outstanding. Our shares of Series E Stock are automatically convertible into 100 Company common shares six months after their issuance, and will convert into an aggregate 33,339,200 common shares. The Series E Stock accrues cumulative dividends at the rate of 6% per annum on the stated value of $6 per share, payable in cash upon their automatic conversion date and when declared by the Board of Directors. The Series E Stock has priority in dividend payments over all of the Company's common stock and all of the other series of Company preferred shares outstanding. In the event of liquidation, the Series E Stock has rights to be paid out of the net assets of the Company on a par, prorated basis with all of the other series of outstanding preferred shares. The Company's outstanding preferred stock have a liquidation preference and priority over the Company's outstanding common stock. The holders of the Series E stock as well as the holders of all other series of outstanding preferred shares, have no voting rights.

The increase in the authorized number of shares of Common Stock could have an anti-takeover effect. If the Company's Board of Directors desires to issue additional shares in the future, such issuance could dilute the voting power of a person seeking control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company.

The Amendment to increase the number of authorized shares will have no effect on the legal rights of the holders of the existing shares of Common Stock.

THE BOARD OF DIRECTORS HAS ADOPTED RESOLUTIONS THAT SET FORTH THE AMENDMENT, DECLARE THE ADVISABILITY OF THE AMENDMENT, AND SUBMIT THE AMENDMENT TO THE STOCKHOLDERS FOR APPROVAL. THE BOARD RECOMMENDS APPROVAL OF THE AMENDMENT BY THE STOCKHOLDERS.

                             THE CONSENT PROCEDURE

GENERAL

Section 228 of the General Corporation Law of the State of Delaware states that, unless otherwise provided in the certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which the proceedings of meetings of stockholders are recorded. The Company's Certificate of Incorporation contains no provision or language in any way limiting the right of stockholders of the Company to take action by written consent.

Only stockholders of record as of May 14, 2004 are entitled to consent, to withhold their consent, or to revoke their consent, to the Amendment. Stockholders are entitled to one vote for each outstanding share of Common Stock held at the record date. As of the record date there were 79,624,641 issued and outstanding shares of Common Stock.

Consents, once dated, signed, and delivered to the Company, will remain effective unless and until revoked by written notice of revocation dated, signed, and delivered to the Company at the address set forth below on or before July 10, 2004.

The Amendment will be approved if by July 10, 2004 the Company holds unrevoked written consents of stockholders approving the Amendment from a majority of the outstanding shares of Common Stock at the Record Date. Consequently, the withholding of consent, abstentions and the failure to deliver a Consent Card would all have the effect of a vote against approval of the Amendment. If a stockholder holds his shares in "street name" and fails to instruct his broker or nominee as to how to vote his shares, the broker or nominee may not, pursuant to applicable stock exchange rules, vote such shares and, accordingly, such shares will have the effect of a vote against the Amendment.

Stockholders are requested to indicate approval of the Amendment by signing and dating the Consent Card, checking the box on the Consent Card which corresponds to the approval of the Amendment, and delivering the Consent Card to the Company's transfer agent at the address set forth below. Withholding of consent to the Amendment, or abstention with respect to the approval of the Amendment, may be indicated by signing and dating the Consent Card, checking the box which corresponds to withholding of consent to the Amendment or abstention with respect to the approval of the Amendment, respectively, and delivering the Consent Card to the Company's transfer agent at the address set forth below.

A CONSENT CARD WHICH HAS BEEN SIGNED, DATED AND DELIVERED TO THE COMPANY'S TRANSFER AGENT WITHOUT INDICATING APPROVAL, WITHHOLDING OF CONSENT, OR ABSTENTION WILL CONSTITUTE A CONSENT TO THE AMENDMENT.

Consent Cards may be delivered to the following address:

                        Securities Transfer Corporation
                              2591 Dallas Parkway,
                                   Suite 102
                              Frisco, Texas 75034
                          Attention: Proxy Department

Consent Cards should be delivered to the Company's transfer agent as soon as possible. An addressed return envelope is enclosed for this purpose, which requires no postage if mailed in the United States. Consent Cards and revocations of consents will be deemed to have been received by the Company upon actual delivery at the above address.

ABSENCE OF APPRAISAL RIGHTS

Stockholders who abstain from consenting with respect to the Amendment, who withhold consent to the Amendment, or who do not deliver a Consent Card do not have the right to an appraisal of their shares of Common Stock or any similar dissenters' rights under applicable law.

EXPENSE OF CONSENT SOLICITATION

The Company will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this Consent Statement and any additional material furnished to stockholders. Brokerage firms and other custodians, nominees, and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of consents. The Company may, upon request, reimburse brokerage firms, and other custodians, nominees, and fiduciaries for their reasonable expenses in forwarding solicitation materials to their principals.

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

                               SECURITY OWNERSHIP

The following table sets forth information concerning ownership of the Company's Common Stock, as of May 14, 2004, by each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, each director, each executive officer and by all directors and executive officers of the Company as a group:

Title         Name and Address of         Amount and Nature of        Percent
of Class )*   Beneficial Owner            Beneficial Ownership (1)    of Class
-----------   ----------------            ------------------------    --------
Common        Ivano Angelastri             2,312,500 (2)                2.88 %
Stock         Steven L. Gray               4,446,704 (3)                5.49 %
              Steven W. Jagels               622,083 (4)                0.78 %
              Joerg H. Klaube              1,660,417 (5)                2.07 %
              Steven D. Rudnik            9, 425,695 (6)               10.93 %
              Joseph J. Tomasek            1,933,250 (7)                2.39 %
              Schuerch, Ulrich             6,510,000 (8)                7.65 %

              Address of all persons above: c/o the Company.

              All Directors and
              Executive Officers as a
              Group (6 persons)           20,400,649                   22.53 %


(1)* The Company also has issued and outstanding as of May 14, 2004, 526,582 shares of its Senior Convertible Preferred Stock, with concentrations in excess of 10% for one or more of the holders of such stock, however, none of such shares bear any voting rights.
____________________________

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days of May 14, 2004. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within such date is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnote to this table and pursuant to applicable community property laws, the Company believes based on information supplied by such persons, that the persons named in this table have sole voting and investment power with respect to all shares of Common Stock which they beneficially own.
(2) Includes options to acquire 512,500 shares and warrants for 100,000 shares.
(3) Includes options to acquire 400,275 shares, warrants for 632,333 shares and preferred stock convertible into 316,667 shares .
(4)   Includes options to acquire 602,083 shares.
(5)   Includes options to acquire 560,417 shares.
(6) Includes options to acquire 4,147,917 shares, warrants for 833,333 shares and preferred stock convertible into 1,666,667 shares.
(7) Includes options to acquire 262,500 shares, warrants for290,250 shares and preferred stock convertible into 580,500 shares.
(8) Includes options for 1,500,000 shares, warrants for 2,000,000 shares and preferred stock convertible into 2,000,000 shares.

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

                             ADDITIONAL INFORMATION

The Company files reports and other information with the Securities and Exchange Commission. Copies of these documents may be obtained at the SEC's public reference room in Washington, D.C. The Company's SEC filings are also available from commercial document retrieval services or on the SEC's web site at http://www.sec.gov. Stockholders may also request a copy of the Company's financial reports filed with the SEC by contacting the Company's Secretary in writing at 401 State Route 24, Chester, New Jersey 07930 or by calling (908) 879-2722.

                                              By Order of the Board of Directors


                                              Joerg H. Klaube, Secretary


June 14, 2004
Chester, New Jersey

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

                                   IMPORTANT
                         PLEASE COMPLETE, SIGN AND DATE
                       YOUR WRITTEN CONSENT AND PROMPTLY
                       RETURN IT IN THE ENCLOSED ENVELOPE


                      WRITTEN CONSENT OF THE STOCKHOLDERS
                                       OF
                      MAGNITUDE INFORMATION SYSTEMS, INC.

This consent is solicited by the Board of Directors. When properly executed, this consent will be voted as designated by the undersigned on the reverse side. If this consent is signed, dated, and delivered to Magnitude Information Systems, Inc. with no designation by the undersigned, this consent will constitute the stockholder's consent to and approval of the amendment.

[X] PLEASE MARK AS IN THIS SAMPLE.

Amendment to increase the authorized Common Stock of the Company from 100,000,000 shares to 200,000,000 shares.

MARK ONLY ONE OF THE FOLLOWING THREE BOXES:

[_] FOR                        [_] WITHHOLD                         [_] ABSTAIN

                                                (Please sign and date below)

                                                     Dated:____________________,

                                                     ___________________________
                                                     Signature of Stockholder(s)

                                                     ___________________________
                                                     Signature of Stockholder(s)

                                             Please sign exactly as name appears
                                             hereon. When shares are held by
                                             joint tenants, both should sign.
                                             When signing as attorney, executor,
                                             administrator, trustee or guardian,
                                             please give full title as such. If
                                             a corporation, please sign in full
                                             corporate name by President or
                                             other authorized officer. If a
                                             partnership, please sign in
                                             partnership name by authorized
                                             person.

EXHIBIT A                   CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE of INCORPORATION
                                       OF
                      MAGNITUDE INFORMATION SYSTEMS, INC.

      MAGNITUDE INFORMATION SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

FIRST: That by majority vote of the Corporation's Board of Directors at a duly organized meeting held on May 17, 2004, pursuant to Section 141 of the General Corporation law of the State of Delaware (the "DGCL"), and pursuant to the written consents of shareholders owning a majority of the Corporation's issued and outstanding common shares on May 14, 2004, pursuant to Section 228 of the DGCL, the following resolution was duly adopted:

                  RESOLVED, that the Board of Directors and the shareholders of the Corporation hereby declare it advisable and in the best interests of the Corporation that Article IV of the Corporation's Certificate of Incorporation, filed with the Secretary of State, State of Delaware on April 19, 1988, as amended (the "Certificate of Incorporation") be amended to read as follows:

                  FOURTH: The aggregate number of shares of all classes of stock which the Corporation is authorized to issue is 203,000,000 shares, consisting of 200,000,000 shares of Common Stock, par value $.0001 per share, and 3,000,000 shares of Preferred Stock, par value $.001 per share.

SECOND: That the above stated amendment was approved by the Board of Directors of the Corporation by majority vote pursuant to Section 141 of the DGCL and by written consents of the shareholders of the Corporation owning a majority of the Corporation's issued and outstanding common shares on May 14, 2004 pursuant to Section 228 of the DGCL.

THIRD: That the above stated amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Steven D. Rudnik, President, an Authorized Officer, this ____ day of June, A.D. 2004.

                              MAGNITUDE INFORMATION SYSTEMS, INC.

                              By: ______________________________________
                                    Steven D, Rudnik, President

                                       12